EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-51116, 33-39557, 33-39566, and 333-17843) pertaining to the Kaiser Steel Resources, Inc. 1992 Stock Option Plan, the Kaiser Steel Resources, Inc. 1989 Officer Bonus Program, the Amended, Restated and Substituted Kaiser Steel Resources, Inc. 1989 Stock Plan, and the Kaiser Ventures Inc. 1995 Stock Plan, as amended, respectively, of our report dated February 12, 2004 (except for Note 2 – Environmental Insurance and Environmental Remediation Liabilities, Notes 9 and 12, and Note 18 – Environmental Contingencies, as to which the date is November 12, 2004), with respect to the statements of operations, cash flows, and changes in members’ equity of Kaiser Ventures LLC and Subsidiaries for the year ended December 31, 2003 included in the Annual Report (Form 10-KSB) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Orange County, California

April 11, 2005